Capital One Third Quarter 2019 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: October 24, 2019
Capital One Reports Third Quarter 2019 Net Income of $1.3 billion, or $2.69 per share
Excluding adjusting items, Third Quarter 2019 Net Income of $3.32 per share(1)
McLean, Va. (October 24, 2019) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2019 of $1.3 billion, or $2.69 per diluted common share, compared with net income of $1.6 billion, or $3.24 per diluted common share in the second quarter of 2019, and with net income of $1.5 billion, or $2.99 per diluted common share in the third quarter of 2018. Excluding adjusting items, net income for the third quarter of 2019 was $3.32 per diluted common share(1).

“Our marketing and technology investments are building our momentum and creating great value,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “Our domestic card business delivered strong year-over-year growth in purchase volume and branded card loans, and our consumer banking business posted strong year-over-year growth in auto originations and retail deposits.”

Adjusting items in the third quarter of 2019, which are excluded from diluted earnings per share (EPS), efficiency ratio and operating efficiency ratio metrics (see Table 15 in our Financial Supplement for additional information):

	Pre-Tax	Diluted EPS
(Dollars in millions, except per share data)	Impact	Impact
U.K. Payment Protection Insurance customer refund reserve build (“U.K. PPI Reserve”)	$212	$0.45
Walmart launch and related integration expenses	84	0.14
Cybersecurity Incident expenses, net of insurance	22	0.04
All comparisons below are for the third quarter of 2019 compared with the second quarter of 2019 unless otherwise noted.
Third Quarter 2019 Income Statement Summary:

•	Total net revenue decreased 2 percent to $7.0 billion.

•	Total non-interest expense increased 2 percent to $3.9 billion:

◦	8 percent decrease in marketing.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One Third Quarter 2019 Earnings

◦	4 percent increase in operating expenses.

•	Pre-provision earnings decreased 8 percent to $3.1 billion(2).

•	Provision for credit losses increased 3 percent to $1.4 billion:

◦	Net charge-offs of $1.5 billion.

◦	$79 million reserve release.

•	Net interest margin of 6.73 percent, decreased 7 basis points.

•	Efficiency ratio of 55.64 percent.
◦Efficiency ratio excluding adjusting items of 52.04 percent(1).

•	Operating efficiency ratio of 48.44 percent.
◦Operating efficiency ratio excluding adjusting items of 44.98 percent(1).
Third Quarter 2019 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.5 percent at September 30, 2019.

•	Period-end loans held for investment in the quarter increased $4.9 billion, or 2 percent, to $249.4 billion.

◦	Credit Card period-end loans increased $1.5 billion, or 1 percent, to $113.7 billion.

•	Domestic Card period-end loans increased $1.7 billion, or 2 percent, to $104.7 billion.

◦	Consumer Banking period-end loans increased $1.7 billion, or 3 percent, to $62.0 billion.

•	Auto period-end loans increased $1.7 billion, or 3 percent, to $59.3 billion.

◦	Commercial Banking period-end loans increased $1.7 billion, or 2 percent, to $73.7 billion.

•	Average loans held for investment in the quarter increased $3.5 billion, or 1 percent, to $246.1 billion.

◦	Credit Card average loans increased $1.6 billion, or 1 percent, to $112.4 billion.

•	Domestic Card average loans increased $1.5 billion, or 1 percent, to $103.4 billion.

◦	Consumer Banking average loans increased $1.4 billion, or 2 percent, to $61.3 billion.

▪	Auto average loans increased $1.4 billion, or 3 percent, to $58.5 billion.
◦Commercial Banking average loans increased $510 million, or 1 percent, to $72.5 billion.

•	Period-end total deposits increased $2.6 billion, or 1 percent, to $257.1 billion, while average deposits increased $1.4 billion, or 1 percent, to $255.1 billion.

•	Interest-bearing deposits rate paid increased 4 basis points to 1.55 percent.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One Third Quarter 2019 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 24, 2019 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 7, 2019 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2018.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $257.1 billion in deposits and $378.8 billion in total assets as of September 30, 2019. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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